UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a−101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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	Preliminary proxy statement

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	Definitive proxy statement.

☑	Definitive additional materials.

	Soliciting material under Rule 14a-12.

Northern Lights Fund Trust II
(Name of Registrant as Specified in Its Charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear shareholder,

Proxy materials for the Hundredfold Select Alternative Fund (SFHYX) should have been received by you because one of your household accounts with Spectrum Financial holds this fund. Proxies were sent by email or regular mail, based on your document delivery instructions. The Fund's shareholders are being asked to approve (Vote FOR) all proposals.

Please vote as soon as possible online at proxyonline.com. Or, you can complete, sign and date your proxy card and mail it promptly in the enclosed postage paid envelope. Lastly, you can vote by telephone at the number provided on the proxy card, or in-person.

As noted in the proxy statement previously sent to you, the primary benefit of Proposal 1 (Approval of a proposed agreement and plan of reorganization and termination, pursuant to which the Fund would reorganize out of Northern Lights Fund Trust II (the “Trust”) and into a separate series (the “New Fund”) of Advisors Preferred Trust), is that it could allow the Adviser to gain operational and distribution efficiencies, which may increase the New Fund’s ability to increase assets and retain shareholders, which may over time, provide cost savings to shareholders. This proposed reorganization would not result in any change to the investment objective, principal investment strategies and associated risks of the Fund.

Proposals 2 and 3 (Approvals of a new advisory agreement between the Trust and Advisors Preferred, the Fund’s adviser (the “Adviser”), and a new sub-advisory agreement between the Adviser and Hundredfold Advisors, the Fund’s sub-adviser, are required because the current advisory and sub-advisory agreements will each automatically terminate as a result of a change in the ownership of the Adviser. If approved, new agreements will be executed, and the Adviser and Hundredfold Advisors will remain as the adviser and sub-adviser to the Fund through the reorganization or longer if the reorganization is not approved. There are no material differences between the current advisory and sub-advisory agreements and the proposed new advisory and sub-advisory agreements, other than their respective commencement and renewal dates. Fee rates will not change.

Please call our office if you have any questions at 757-463-7600.

Thank you in advance,

Robert L. Harmon

Client Services